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                                                                   Exhibit 10.28

July 20, 2000


Harold Covert
[address]

Dear Hal:

I am pleased you will be joining us as Executive Vice President, Chief Administrative Officer and Chief Financial Officer. This letter reflects certain terms and conditions of your employment with SGI.

SGI will provide you with a $2,000,000 forgivable loan. This loan will be forgiven over a twenty-four month period at the rate of 1/24th per month. Should you not begin employment by July 31, 2000 or voluntarily terminate your employment prior to the bonus being fully forgiven, you agree to repay SGI, on a pro-rated basis, the portion of the loan that has not been forgiven. This loan will also be forgiven in full, if during the 24 month period, you are terminated by SGI for any reason other than Cause. For these purposes, "Cause" shall mean that you are terminated for one of the following reasons: (1) willfully refusing or failing to carry out specific directions of the Board of Directors or the Chief Executive Officer of the Company; (2) for acting fraudulently or dishonestly in your relations with SGI; (3) for committing larceny, embezzlement, conversion or any act involving the misappropriation of funds from the Company in the course of your employment; (4) for having been convicted of a crime involving an act of moral turpitude, fraud or misrepresentation; or (5) for willfully engaging in misconduct which materially injured the reputation, business or business relationship of the Company. In addition, this loan shall be forgiven in full if you die or your employment with the Company is terminated due to your becoming physically or mentally disabled.

Sincerely,




Bob Bishop
Chief Executive Officer

Accepted and agreed:



Hal Covert